Exhibit 10.1

Execution Version

ENDO HEALTH SOLUTIONS INC.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) is hereby entered into as of the 24th day of April, 2019, by and between Endo Health Solutions Inc. (the “Company”), a wholly-owned subsidiary of Endo International plc (“Endo”), and Paul Campanelli (“Executive”) (hereinafter collectively referred to as “the parties”).
In consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.
Term. The term of this Agreement shall be for the period commencing on April 24, 2019 (the “Effective Date”) and ending, subject to earlier termination as set forth in Section 6, on September 23, 2022 (the “Employment Term”).

2.	Employment. During the Employment Term:

(a)
Executive shall serve as President and Chief Executive Officer of Endo and shall be assigned with the customary duties and responsibilities of such position. In addition, as of the Effective Date, Executive shall serve as member of the board of directors of Endo (the “Board”). For as long as Executive is the Chief Executive Officer of Endo, Endo shall nominate Executive for re-election to the Board. At the time of Executive’s termination of employment with the Company for any reason, Executive shall resign from the Board and the board of directors of any of Endo’s affiliates. Executive shall not receive any compensation in addition to the compensation described in Sections 3 and 4 of this Agreement for serving as a director of Endo or as a director or officer of any of Endo’s affiliates, but shall be covered under the indemnification and directors’ and officers’ liability insurance provisions of Section 14(d) for any such services.

(b)
Executive shall report directly to the Board. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.

(c)
Executive shall devote substantially full-time attention to the business and affairs of the Company and its affiliates. Executive may (i) serve on corporate, civic, charitable or non-profit boards or committees, subject in all cases to the prior approval of the Board and other applicable written policies of the Company and its affiliates as in effect from time to time, and (ii) manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as no such service or activity unreasonably interferes, individually or in the aggregate, with the performance of his responsibilities hereunder.

(d)	Executive shall be subject to and shall abide by each of the personnel and compliance policies of the Company and its affiliates applicable and communicated in writing to senior executives.

(e)
Executive shall provide services at his location in Chestnut Ridge, New York, and will travel to the Company’s U.S. headquarters in Malvern, Pennsylvania and Endo’s headquarters in Ireland to the extent reasonably necessary and appropriate to fulfill his duties.

3.	Annual Compensation.

(a)
Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $950,000 per annum or such increased amount in accordance with this Section 3(a) (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually by the Board or by the Compensation Committee of the Board (the “Committee”), and may be increased in the sole discretion of the Committee, but not decreased.

(b)
Incentive Compensation. For each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive a target annual cash bonus of 120% of the Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus in accordance with the terms of the applicable annual cash bonus plan as in effect from time to time, subject to the achievement of performance targets set by the Committee. Such annual cash bonus (“Incentive Compensation”) shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved. If the parties (following good faith negotiation) fail to enter into a new employment agreement following expiration of the Employment Term and Executive terminates his employment within ninety (90) days following expiration of the Employment Term under circumstances that would have constituted Good Reason had such termination occurred during the Employment Term or if, during such 90-day period, the Company terminates Executive’s employment under circumstances that would not have constituted Cause had such termination occurred during the Employment Term, then the Company shall pay Executive a Pro-Rata Bonus (as defined in Section 8(b)(ii) hereof) in a lump sum at the time bonuses are payable to other senior executives of the Company.

4.
Long-Term Compensation. During the Employment Term, Executive shall be eligible to receive equity-based compensation to be awarded, in the sole discretion of the Committee (at a level commensurate with his position as Chief Executive Officer, as compared to other senior executives of the Company), which may be subject to the achievement of certain performance targets set by the Committee. All such equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreements, and in all cases shall be as determined by the Committee; provided, that, such terms and conditions shall be no less favorable than those provided for other senior executives of the Company. If the parties (following good faith negotiation) fail to enter into a new employment agreement following expiration of the Employment Term and Executive terminates his employment within ninety (90) days following expiration of the Employment Term under circumstances that would have constituted Good Reason had such termination occurred during the Employment Term or if, during such 90-day period, the Company terminates Executive’s employment under circumstances that would not have constituted Cause had such termination occurred during the Employment Term, then such termination of employment shall be treated as a termination of employment for “Good Reason” or without Cause, as applicable, for purposes of the grant of nonqualified stock options that Executive received on September 26, 2016 under Endo’s 2015 Stock Incentive Plan (the “Initial Stock Options”) and the performance-based restricted stock units held by Executive as of the date of such termination of employment (and such awards shall be treated in accordance with the terms of the applicable award agreements).

5.	Other Benefits.

(a)
Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company or its affiliates and made available to similarly situated employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, to the extent Executive is eligible under the terms of such plans. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally. Executive is responsible for any taxes (other than taxes that are the Company’s responsibility) that may be due based upon the value of the employee benefits provided pursuant to this Agreement whether provided during or following the Employment Term.

(b)
Executive Benefits. During the Employment Term, Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company or its affiliates for the purpose of providing compensation and/or benefits to comparable executive employees of the Company including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder. Executive is responsible for any taxes (other than taxes that are the Company’s responsibility) that may be due based upon the value of the executive benefits provided pursuant to this Agreement whether provided during or following the Employment Term.

(c)
Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company or its affiliates to its senior executives in accordance with current Company policy. For the avoidance of doubt, Executive shall not be entitled to any excise tax gross-up under Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision), or any other tax gross-up.

(d)
Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by Executive in connection with the performance of Executive’s duties hereunder. Such reimbursement shall be made in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

(e)
Office and Facilities. During the Employment Term, Executive shall be provided with appropriate offices at the Company’s Chestnut Ridge, New York location and the Company’s U.S. headquarters in Malvern, Pennsylvania, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company and its affiliates, which facilities shall be adequate for the performance of Executive’s duties hereunder.

(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of Executive’s employment under this Agreement, pursuant to the following:

(i)
Executive shall be entitled to annual vacation in accordance with the vacation policies of the Company as in effect from time to time, which shall in no event be less than four weeks per year; vacation must be taken at such time or times as approved by the Board; and

(ii)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

6.
Termination. The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

(a)
Disability. The Company may terminate Executive’s employment, on written notice to Executive after having reasonably established Executive’s Disability. For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Executive is unable to perform the core functions of Executive’s position (with or without reasonable accommodation) or is receiving income replacement benefits for a period of six (6) months or more under the Company’s long-term disability plan. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.

(b)	Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(c)
Cause. The Company may terminate Executive’s employment for Cause, effective as of the date of the Notice of Termination (as defined in Section 7 below) and as evidenced by a resolution adopted by two-thirds of the independent members of the Board. “Cause” shall mean, for purposes of this Agreement: (i) the continued failure by Executive substantially to perform Executive’s duties under this Agreement (other than any such failure resulting from Disability or other allowable leave of absence), (ii) Executive makes, or is found to have made, a false certification relating to the Company’s financial statements and public filings that Executive knows is false, (iii) the criminal felony indictment (or non-U.S. equivalent) of Executive by a court of competent jurisdiction, (iv) the engagement by Executive in misconduct that has caused, or in the good faith judgment of the Board may cause if not discontinued, material harm (financial or otherwise) to the Company or any of its affiliates; such harm may be caused by, without limitation, (A) the unauthorized disclosure of material secret or Confidential Information (as defined in Section 10(d)) of the Company or any of its affiliates, (B) the debarment of the Company or any of its affiliates by the U.S. Food and Drug Administration or any successor agency (the “FDA” or any non-U.S. equivalent), or (C) the registration of the Company or any of its affiliates with the U.S. Drug Enforcement Administration of any successor agency (the “DEA”) to be revoked, (v) the debarment of Executive by the FDA, (vi) any material breach by Executive of a Company policy related to sexual or other types of harassment or abusive conduct, which breach is injurious to the Company or its employees, or (vii) the continued material breach by Executive of this Agreement. For purposes of this definition, Cause shall not exist unless written demand is delivered by the Board to Executive which specifically identifies the conduct that may provide grounds for Cause in reasonable detail within ninety (90) calendar days of the Company’s knowledge of such conduct, events or circumstances. During the thirty (30) day period after receipt of such demand, Executive shall have an opportunity to cure or remedy such conduct, events or circumstances and present his case to the full Board (with the assistance of counsel chosen by Executive) before any termination for Cause is finalized by a vote by at least two-thirds of the independent members of the Board at a meeting of the Board called and held for such purpose. References to the Company in subsections (i) through (vii) of this paragraph shall also include affiliates of the Company.

(d)
Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period provided the Company pays Base Salary through the end of such notice period.

(e)
Good Reason. Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 7 below) not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, provided the Company pays Base Salary through the end of such period. For purposes of this Agreement, “Good Reason” means any of the following without Executive’s written consent: (i) a diminution in Executive’s Base Salary, Target Bonus (provided that failure to earn a bonus equal to or in excess of the Target Bonus by reason of failure to achieve applicable performance goals shall not be deemed Good Reason) or a material diminution in benefits; (ii) a material, adverse change to Executive’s position, duties or responsibilities without Executive’s express written consent; (iii) any change in reporting structure such that Executive is required to report to someone other than the Board; (iv) any material breach by the Company of its obligations under this Agreement (including the material failure to pay any amounts due hereunder when due or the failure of the Company to abide by the requirements of Section 14(a)(i) below with respect to successors or permitted assigns); or (v) the Company requiring Executive to be based at any office or location that increases the length of Executive’s commute by more than fifty (50) miles. Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.

(f)
Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, provided the Company shall not be obligated to pay any amount through the end of such notice period.

7.	Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

8.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:

(a)
Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

(i)	any accrued and unpaid Base Salary, payable on the next payroll date;

(ii)	any Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the termination date, payable at the time incentive compensation is paid to other senior executives;

(iii)
reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date, which amount shall be reimbursed within thirty (30) days of the Company’s receipt of proper documentation from Executive;

(iv)	any accrued and unpaid vacation pay, payable on the next payroll date;

(v)
any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Executive’s termination date, paid pursuant to the terms of such plans or arrangements; and

(vi)	any amount or benefit as provided under any benefit plan or program in accordance with the terms thereof; (the foregoing items in Sections 8(a)(i)

through 8(a)(vi) being collectively referred to as the “Accrued Compensation”).
If Executive’s employment is terminated by Executive without Good Reason, the Company shall provide Executive with continued coverage for Executive and Executive’s dependents under any health, medical, dental, vision and basic life insurance (but not supplemental life insurance) program or policy in which Executive participated immediately prior to his employment termination (as may be amended by the Company from time to time in the ordinary course), for such time following such termination until Executive reaches age seventy (70), which such period shall run concurrently with the COBRA period, on the same basis as active employees; provided, however, that (x) the Company may instead, in its discretion, provide substantially similar benefits outside of the Company’s benefit plans if the Company reasonably determines that providing such alternative benefits is appropriate to minimize potential adverse tax consequences and penalties; and (y) the coverage provided hereunder shall become secondary to any coverage provided to Executive by a subsequent employer and to any Medicare coverage for which Executive becomes eligible, and it shall be the obligation of Executive to inform the Company if Executive becomes eligible for such subsequent coverage (the “Benefits Continuation”).

(b)	Termination by the Company for Disability. If Executive’s employment is terminated by the Company for Disability, the Company shall pay Executive:

(i)	the Accrued Compensation;

(ii)
an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had Executive continued in employment until the end of such fiscal year, which amount, determined based on actual performance for such year relative to the performance goals applicable to Executive (but without any exercise of negative discretion with respect to Executive in excess of that applied to either senior executives of the Company generally or in accordance with the Company’s historical past practice), shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the termination date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable in a lump sum payment at the time such bonus or incentive awards are payable to other participants. Further, upon Executive’s Disability (irrespective of any termination of employment related thereto), the Company shall pay Executive for twenty-four (24) consecutive months thereafter regular payments in the amount by which the monthly Base Salary exceeds Executive’s monthly Disability insurance benefit; and

(iii)	the Benefits Continuation.

(c)	Termination By Reason of Death. If Executive’s employment is terminated by reason of Executive’s death, the Company shall pay Executive’s beneficiaries:

(i)	the Accrued Compensation;

(ii)	the Pro-Rata Bonus; and

(iii)
continued coverage for Executive’s dependents under any health, medical, dental, vision and basic life insurance (but not supplemental life insurance) program or policy in which Executive participated immediately prior to his employment termination (as may be amended or replaced by the Company from time to time in the ordinary course), for such time following such termination until such date on which Executive would have reached age seventy (70) had his death not occurred, which such period shall run concurrently with the COBRA period.

(d)
Termination by the Company Without Cause or by Executive for Good Reason Other Than in Connection with a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of Executive’s Disability or death) or by Executive for Good Reason, in either case other than where such termination would entitle Executive to the benefits provided in Section 8(e) of this Agreement, then, subject to Section 14(f) of this Agreement, Executive shall be entitled to the benefits provided in this Section 8(d):

(i)	the Accrued Compensation;

(ii)	the Pro-Rata Bonus;

(iii)
in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 9(c)), equal to two (2) times the sum of (A) Executive’s Base Salary and (B) the Target Bonus;

(iv)	accelerated vesting and non-forfeitability, as of the termination date, of the Initial Stock Options, which shall remain exercisable in accordance with their terms; and

(v)	the Benefits Continuation.

(e)
Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of Executive’s Disability or death) or by Executive for Good Reason within twenty-four (24) months following a Change in Control, then, in lieu of the amounts due under Section 8(d) above and subject to Section 14(f) of this Agreement, Executive shall be entitled to the benefits provided in this Section 8(e):

(i)	the Accrued Compensation;

(ii)	the Pro-Rata Bonus;

(iii)
in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 9(c)), equal to three (3) times the sum of (A) Executive’s Base Salary and (B) the Target Bonus;

(iv)	accelerated vesting and non-forfeitability, as of the termination date, of the Initial Stock Options, which shall remain exercisable in accordance with their terms; and

(v)	the Benefits Continuation.

(vi)	For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the award agreement governing the Initial Stock Options.

(f)
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 8 by seeking other employment or otherwise and, except as provided in Section 8(b)(iii), 8(d)(v), and 8(e)(v) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any set-off, counterclaim or defense which the Company may have against Executive.

9.	Certain Tax Treatment.

(a)
Golden Parachute Tax. To the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other plan or agreement of the Company or any of its affiliates (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code or any successor provision thereto, or any similar tax imposed by state or local law, then Executive may, in his sole discretion, (except as provided herein below) waive the right to receive any payments or distributions (or a portion thereof) by the Company in the nature of compensation to or for Executive’s benefit if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”), but only if such reduction results in a higher after-tax payment to Executive after taking into account the Excise Tax and any additional taxes (including federal, state and local income taxes, employment, social security and Medicare taxes and all other applicable taxes) Executive would pay if such Payments and benefits were not reduced. If so waived, the Company shall reduce or eliminate the Payments provided under Section 8, to effect the provisions of this Section 9 based upon Section 9(b) below. The determination of the amount of Payments that would be required to be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by a reputable accounting firm selected by Executive and reasonably acceptable to the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the date of termination, if applicable, or such other time as specified by mutual agreement of the Company and Executive, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon the Company and Executive, absent manifest error. For purposes of making the calculations required by this Section 9(a), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and rates, and rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. In furtherance of the above, to the extent requested by Executive, the Company shall cooperate in good faith in valuing, and the Accounting Firm shall value, services to be provided by Executive (including Executive refraining from performing services pursuant to any covenant not to compete) before, on or after the date of the transaction which causes the application of Section 4999 of the Code, such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 4999 of the Code.

(b)
Ordering of Reduction. In the case of a reduction in the Payments pursuant to Section 9(a), the Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

(c)
Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In the event the Company determines that a payment or benefit under this Agreement may not be in compliance with Section 409A of the Code, subject to Section 5(c) herein, the Company shall reasonably confer with Executive in order to modify or amend this Agreement to comply with Section 409A of the Code and to do so in a manner to best preserve the economic benefit of this Agreement. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to Executive under Section 8 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or death, if earlier), with interest for any cash payments so delayed, from the date such cash amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which the payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive, (iii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, (iv) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and (v) amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year.

10.	Records and Confidential Data.

(a)
Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company and its affiliates will make available to Executive, or Executive will develop and have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

(b)
Confidential Information will be kept confidential by Executive, will not be used in any manner that is detrimental to the Company or its affiliates, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by Executive (v) to the Company and its affiliates, or to any authorized agent or representative of any of them, (w) in connection with performing his duties hereunder, (x)

without limiting Section 10(g) of this Agreement, when required to do so by law or requested by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive, to the extent legally permitted, notifies the Company prior to such disclosure, (y) in the course of any proceeding under Section 11 or 12 of this Agreement or Section 6 of the Release, subject to the prior entry of a confidentiality order or (z) in confidence to an attorney or other professional advisor for the purpose of securing professional advice, so long as such attorney or advisor is subject to confidentiality restrictions no less restrictive than those applicable to Executive hereunder.

(c)
On Executive’s last day of employment with the Company, or at such earlier date as requested by the Company, (i) Executive will return to the Company all written Confidential Information that has been provided to, or prepared by, Executive; (ii) at the election of the Company, Executive will return to the Company or destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information; and (iii) Executive will return all Company property. Executive shall deliver to the Company a document certifying his compliance with this Section 10(c).

(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation,

(i)
trade secrets concerning the business and affairs of the Company and its affiliates, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

(ii)	information concerning the business and affairs of the Company and its affiliates (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and

(iii)
notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its affiliates containing or based, in whole or in part, on any information included in the foregoing. For purposes of this Agreement, Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment, (iii) information that is required to be disclosed by law or legal process, and (iv) Executive’s rolodex and similar address books, including electronic address books, containing contact information.

(e)
Nothing herein or elsewhere shall preclude Executive from retaining and using (i) his personal papers and other materials of a personal nature, including, without limitation, photographs, contacts, correspondence, personal diaries, and personal files (so long as no such materials are covered by any Company hold order), (ii) documents relating to his personal entitlements and obligations, and (iii) information that is necessary for his personal tax purposes.

(f)	Executive’s obligations under this Section 10 shall survive the termination of the Employment Term.

(g)
Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that Executive has with the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(h)
Notwithstanding anything set forth in this Agreement or any other agreement that Executive has with the Company or its affiliates to the contrary, Executive shall not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Executive required to notify the Company regarding any such reporting, disclosure or cooperation with the government.

11.	Covenant Not to Solicit, Not to Compete, Not to Disparage, to Cooperate in Litigation and Not to Cooperate with Non-Governmental Third Parties.

(a)
Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its affiliates as well as the goodwill and competitive business of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any customers, clients, suppliers, employees or agents of the Company or its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence any customers, clients, suppliers, employees or agents of the Company or its affiliates to cease doing business with, or to reduce the level of business with, the Company and its affiliates or, with respect to employees or exclusive agents, to become employed or engaged by any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 11(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates; provided, that solicitation through general advertising not targeted at the Company’s or its affiliates’ employees or the provision of references shall not constitute a breach of such obligations.

(b)	Covenant Not to Compete.

(i)
The Company and its affiliates are currently engaged in the business of branded and generic pharmaceuticals, with a focus on product development, clinical development, manufacturing, distribution and sales & marketing. To protect the Confidential Information and other trade secrets of the Company and its affiliates as well as the goodwill and competitive business of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, that Executive will not anywhere in the world where, at the time of Executive’s termination of employment, the Company develops, manufactures, distributes, markets or sells its products, except in the course of Executive’s employment hereunder, directly or indirectly manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, or render services or advice to, any third party or any business whose products or services compete in whole or in part with the products or services (both on the market and in development) material to the Company or any business unit on the termination date that constitutes more than 5% of the Company’s revenue on the termination date (a “Competing Business”); provided, however, that Executive may in any event (x) own up to a 5% passive ownership interest in any public or private entity and (y) serve on the board of any Competing Business that competes with the business of the Company and its affiliates as an immaterial part of its overall business, provided that he recuses himself fully and completely from all matters relating to such business.

(ii)
For purposes of this Section 11(b), any third party or any business whose products compete includes any entity with which the Company or its affiliates has had a product(s) licensing agreement during the Employment Term and any entity with which the Company or any of its affiliates is at the time of termination actively negotiating, and eventually concludes within twelve (12) months of the Employment Term, a commercial agreement.

(iii)
Notwithstanding the foregoing, it shall not be a violation of this Section 11(b), for Executive to provide services to (or engage in activities involving): (A) a subsidiary, division or affiliate of a Competing Business where such subsidiary, division or affiliate is not engaged in a Competing Business and Executive does not provide services to, or have any responsibilities regarding, the Competing Business; (B) any entity that is, or is a general partner in, or manages or participates in managing, a private or public fund (including, without limitation, a hedge fund) or other investment vehicle, which is engaged in venture capital investments, leveraged buy-outs, investments in public or private companies, other forms of private or alternative equity transactions, or in public equity transactions, and that might make an investment which Executive could not make directly, provided that in connection therewith, Executive does not provide services to, engage in activities involved with, or have any responsibilities regarding a Competing Business; and (C) an affiliate of a Competing Business if Executive does not provide services, directly or indirectly, to such Competing Business and the basis of the affiliation is solely due to common ownership by a private equity or similar investment fund; provided, that, in each case, Executive shall remain bound by all other post-employment obligations under this Agreement including, but not limited to, Executive’s obligations under Sections 10, 11(a), (c) and (d) herein; provided, further, that Executive’s provision of services to (or engagement in activities involving) any entity described in clauses (A) or (B) of this Section 11(b)(iii) shall be subject to the prior approval of the Board.

(c)
Nondisparagement. Executive covenants that during and following the Employment Term, Executive will not disparage or encourage or induce others to disparage the Company or its affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided, that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates. The Company agrees that, during and following the Employment Term, neither the Company nor any director or officer, will issue any written statement that disparages Executive to any third parties or otherwise encourage or induce others to disparage Executive, and the Company shall instruct its officers and directors not to make any statement that disparages Executive to any third parties or otherwise encourage or induce others to disparage Executive. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or Executive, or (ii) the business reputation of the Company Entities and Persons or Executive. Nothing in this Agreement is intended to or shall prevent either party from providing, or limiting testimony in any judicial, administrative or legal process or otherwise as required by law, prevent either party from engaging in truthful testimony pursuant to any proceeding under this

Section 11 or Section 12 below or Section 6 of the Release or prevent Executive from making statements in the course of doing his normal duties for the Company or prevent the Company from making any truthful statements in any required public filing.

(d)
Cooperation in Any Investigations and Litigation; No Cooperation with Non-Governmental Third Parties. During the Employment Term and thereafter, Executive shall assist and cooperate with the Company and its affiliates, and its counsel, (i) in connection with any investigation, administrative, regulatory or judicial proceedings, or in connection with any dispute or claim of any kind that may be made against, by, or with respect to the Company, as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession) and (ii) in all matters concerning requests for information about the services or advice Executive provides to the Company during his employment with Endo, its affiliates and their predecessors. Such cooperation shall be subject to Executive’s business and personal commitments and shall not require Executive to cooperate against his own legal interests or the legal interests of any future employer of Executive. Executive may retain separate counsel if there exists an actual conflict of interest between Executive and the Company’s counsel. The existence of such conflict and whether such conflict may be waived shall be determined pursuant to the rules of attorney professional conduct and applicable law. The Company agrees to promptly reimburse Executive for reasonable expenses reasonably incurred by Executive, in connection with Executive’s cooperation pursuant to this Section 11(d) (including travel expenses at the level of travel permitted by this Agreement and reasonable attorney fees in the event separate legal counsel for Executive is required due to a conflict of interest). Such reimbursements shall be made as soon as practicable, and in no event later than the calendar year following the year in which the expenses are incurred. Executive also shall not (i) support (financially or otherwise), counsel or assist any attorneys or their clients or any other non-governmental person in the presentation or prosecution of, (ii) encourage any non-governmental person to raise, or (iii) suggest or recommend to any non-governmental person that such person could or should raise, in each case, any disputes, differences, grievances, claims, charges, or complaints against the Company and/or its affiliates that (x) arises out of, or relates to, any period of time on or prior to Executive’s last day of employment with the Company or (y) involves any information Executive learned during his employment with the Company; provided, that, following the second anniversary of Executive’s termination of employment with the Company, such prohibition shall not extend to any such actions taken by Executive on behalf of (A) Executive’s then current employer, (B) any entity with respect to which Executive is then a member of the board of directors or managers (as applicable) or (C) any non-publicly traded entity with respect to which Executive is a 5% or more equity owner (or any affiliate of any such entities referenced in clauses (A), (B) or (C)). Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.

(e)
Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 11 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 11 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(f)	Survival. Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12.
Remedies for Breach of Obligations under Sections 10 or 11 hereof. Executive acknowledges that the Company and its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 10 or 11 hereof. Accordingly, Executive agrees that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 10 or 11 hereof in any Federal or state court sitting in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

13.	Representations and Warranties.

(a)
The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b)
Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

14.	Miscellaneous.

(a)	Successors and Assigns.

(i)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or permitted assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to any of its affiliates, or to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term the “Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(ii)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)
Fees and Expenses. The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $10,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred. Executive is responsible for any taxes that may be due based upon the value of the fees and expenses reimbursed by the Company. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Chief Legal Officer of the Company with a copy to the Chairman of the Committee. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)
Indemnification. Executive shall be indemnified by the Company as, and to the extent, to the maximum extent permitted by applicable law as provided in the memorandum and articles of association of Endo. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Executive both during and the Employment Term and while the potential liability exists (but in no event longer than six (6) years, if such limitation applies to all other individuals covered by such policy) after the Employment Term, that is no less favorable than the policy covering Board members and other executive officers of the Company from time to time. The obligations under this paragraph shall survive any termination of the Employment Term.

(e)
Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(f)
Release of Claims. The Benefits Continuation described in Section 8(a) and the termination benefits described in Section 8(d) and Section 8(e) of this Agreement shall be conditioned on Executive delivering to the Company a signed release of claims in the form of Exhibit A hereto within forty-five (45) days or twenty-one (21) days, as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, following Executive’s termination date, and not revoking Executive’s consent to such release of claims within seven (7) days of such execution; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by, or be covered under any directors’ and officers’ liability insurance of, the Company under Section 14(d) of this Agreement and provided further that, following a Change in Control, Executive’s requirement to deliver a release shall be contingent on the Company delivering to Executive a release of claims in the form of Exhibit A hereto.

(g)
Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall, resign each position (if any) that Executive then holds as an officer or director of the Company and any of its affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(h)
Executive Acknowledgement. Executive acknowledges Common Stock Ownership Guidelines for Non-Employee Directors and Executive Management of Endo International plc, as may be amended from time to time, and Endo’s compensation recoupment policy, as may be amended from time to time.

(i)
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(j)
Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(k)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof. Any dispute hereunder may be adjudicated in any Federal or state court sitting in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business.

(l)
No Conflicts. (A) Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. (B) The Company represents and warrants to Executive that the Company is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit the Company’s ability to execute this Agreement or to carry out the Company’s duties and responsibilities hereunder.

(m)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(n)
Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of this Agreement shall control, unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(o)
Beneficiaries/References. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(p)
Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive the Employment Term and any termination of Executive’s employment. Without limiting the generality of the forgoing, the provisions of Section 8, 10, 11, and 12 shall survive the Employment Term.

(q)
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(r)
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

15.	Certain Rules of Construction.

(a)	The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(b)	Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.

(c)	The term “including” is not limiting and means “including without limitation.”

(d)
References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.

(e)	References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

(f)	References to “$” are to United States Dollars.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.
ENDO HEALTH SOLUTIONS INC.
By:     /s/ROGER H. KIMMEL
Name: Roger H. Kimmel
Title: Chairman of the Board of Directors
EXECUTIVE
By: /s/ PAUL V. CAMPANELLI
Name: Paul Campanelli
Title: President & Chief Executive Officer

SIGNATURE PAGE

EXHIBIT A
FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made by and between Paul Campanelli (“Executive”) and Endo Health Solutions, Inc. (the “Company”).

1.
FOR AND IN CONSIDERATION of the payments and benefits provided in Section [8(d)(ii), 8(d)(iii), 8(d)(iv) and 8(d)(v)] of the Employment Agreement between Executive and the Company dated as of [•], 2019, (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, any claim arising under the provisions of the False Claims Act; 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, Executive Order 11246, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law and/or the applicable state or local law or ordinance against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (e) any rights Executive may have as a general shareholder of the Company; (f) Executive’s ability to bring appropriate proceedings to enforce the Release; (g) any rights to the payments and benefits provided in Section [8(d)(ii), 8(d)(iii), 8(d)(iv) and 8(d)(v)] of the Employment Agreement; and (h) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Releasees.

[Upon the Release becoming effective, the Company hereby discharges and generally releases Executive from all claims, causes of action, suits, agreements, and damages which the Company may have now or in the future against Executive for any act, omission or event relating to his employment with the Company or termination of employment therefrom occurring up to and including the date on which the Company signs the Release (excluding any acts or omissions constituting fraud, theft, embezzlement or breach of fiduciary duty by Executive) to the extent that such claim, cause of action, suit, agreement or damages is based on facts, acts, omissions, circumstances or events actually known, or which should have been reasonably known, on the date on which the Company signs the Release by any officer or member of the Board of Directors of the Company.]1

2.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

1Insert upon a qualifying termination following a Change in Control.

3.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least [twenty-one (21)][forty-five (45)] calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: ___________. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.
It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year provided below.
IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

__________________________________        ______________________
ENDO HEALTH SOLUTIONS INC            Paul Campanelli

Dated:____________________            Dated:__________________